Subject to Completion

Preliminary Pricing Supplement dated September 16, 2008

PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus each dated March 31, 2006) Pricing Supplement Number:	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

                     Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Quarterly Income Strategic Return Notes®

Linked to the U.S. Select Foreign Access 25 Buy-Write Index

due September     , 2013

(the “Notes”)

$10 original public offering price per unit

The Notes:

•

The Notes are designed for investors seeking exposure to a “covered call” strategy, as represented by the U.S. Select Foreign Access 25 Buy-Write Index (the “Index”), who want the potential to receive current income in the form of variable quarterly payments, and are willing to risk losing a significant portion of the $10.00 original public offering price per unit if the level of the Index decreases or does not increase sufficiently over the term of the Notes.

•	We may make variable quarterly payments on the Notes beginning in December 2008.

•

The quarterly payments will vary and may be zero. For a given quarterly calculation period, the quarterly payment will equal the hypothetical dividend and premium income related to each of the stocks comprising the Index during that period, minus the amount subtracted from the level of the Index due to the application of the index adjustment factor during that period, as described in this pricing supplement. The index adjustment factor accrues at a rate of 1.0% per annum on the closing levels of the Index, and is deducted from the level of the Index daily.

•	There is no principal protection on these Notes, and therefore you will not receive a minimum amount on the maturity date or upon exchange.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No. .

•	The pricing date for the Notes is expected to be September , 2008.*

•	The settlement date for the Notes is expected to be September , 2008.*

Payment on the maturity date or upon exchange:

•

The amount you will receive on the maturity date or upon exchange, as applicable, will be based primarily on the direction of and percentage change in the level of the Index. For each $10.00 unit, you will receive $9.80 multiplied by the percentage change in the Index from the starting value, determined on the pricing date, to the ending value determined shortly before the maturity date or, if exchanged, the percentage change in the Index from the starting value to the exchange price determined shortly before the exchange date.

•

The level of the Index must increase by approximately 2.04% from the starting value to the ending value in order for you to receive at least the $10.00 original public offering price per unit on the maturity date. If the level of the Index has declined or has not increased sufficiently, you will receive less, and possibly significantly less, than the $10.00 original public offering price per unit.

•

You may also elect to exchange all or a portion of your Notes during a specified period in the month of September 2009, 2010, 2011 and 2012 by giving notice in the manner described in this pricing supplement. Upon exchange you will receive a cash amount per unit equal to the redemption amount, calculated as if the exchange date were the stated maturity date, except that the ending value will be equal to the exchange price, calculated as described in this pricing supplement.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-9 of this pricing supplement and in the accompanying MTN prospectus supplement.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as principal.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(2)	$.25	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

(1)	The public offering price and the underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $.20 per unit, respectively.
(2)	$.05 per unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

* Depending on the date the Notes are priced for initial sale to the public, which may be September or October 2008, the settlement date may occur in September or October 2008 and the maturity date may occur in September or October 2013, and the months in which the quarterly payments are made and the months in which the Notes may be exchanged may also be similarly adjusted.

Merrill Lynch & Co.

The date of this pricing supplement is September     , 2008.

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co., Inc. is an authorized sublicensee. These marks have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co., Inc.

Pricing Supplement

Page

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-9
RECENT DEVELOPMENTS	PS-13
DESCRIPTION OF THE NOTES	PS-14
THE U.S. SELECT FOREIGN ACCESS 25 BUY-WRITE INDEX	PS-18
UNITED STATES FEDERAL INCOME TAXATION	PS-36
ERISA CONSIDERATIONS	PS-39
USE OF PROCEEDS AND HEDGING	PS-40
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-40
EXPERTS	PS-40
INDEX OF CERTAIN DEFINED TERMS	PS-42

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Quarterly Income Strategic Return Notes® Linked to the U.S. Select Foreign Access 25 Buy-Write Index due September     , 2013 (the “Notes”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the U.S. Select Foreign Access 25 Buy-Write Index (the “Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes are expected to rank equally with all of our other unsecured and unsubordinated debt. The Notes are expected to mature in September     , 2013, unless previously exchanged by you as described in this pricing supplement. Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be during September or October 2008, the settlement date may occur in September or October 2008 and the maturity date may occur in September or October 2013. The dates on which quarterly payments may be made and the dates on which you may exchange your Notes will also depend on the actual Pricing Date. Any reference in this pricing supplement to the month in which the Pricing Date, settlement date, maturity date, quarterly payment date or exchange may occur is subject to change as specified above.

Each unit will represent a single Note with a $10.00 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does it measure?

The level of the Index will be calculated at the close of business on each Business Day by Merrill Lynch International (the “Index Sponsor”) and published on Reuters page MEREDUS 12 (or any successor page for the purpose of displaying that level as identified by the Index Sponsor).

The Index is designed to track the performance of a hypothetical “covered call” strategy on the U.S. Select Foreign Access 25 Stocks, as reduced by an index adjustment factor of 1.0% per annum, which is deducted daily on the basis of an actual 365-day year (the “Index Adjustment Factor”), and as reduced by quarterly payments on the Notes, if any.

A “covered call” strategy on a portfolio of stocks is an investment strategy in which a hypothetical investor:

•	is deemed to buy stocks in that portfolio; and

•	is deemed to sell call options on those stocks with exercise prices higher than the prices of the stocks when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the call option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate and to enhance profits if a stock increases in value less than the related call option exercise price during the relevant quarterly period. However, the strategy limits participation in the appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of the related stock. See “Risk Factors—The appreciation of the Index will be capped due to the ‘covered call’ strategy” in this pricing supplement.

The “covered call” strategy, as represented by the Index, is designed to track the value a hypothetical investment in (i) the U.S. Select Foreign Access 25 Stocks which are deemed to be purchased (including the value of any cash dividends paid on those stocks which are incorporated into the level of the Index), and (ii) call options which are deemed to be sold on the U.S. Select Foreign Access 25 Stocks, as reduced by the Index Adjustment Factor and by quarterly payments on the Notes, if any. The call options which are deemed to be sold on the U.S. Select Foreign Access 25 Stocks (the “Hypothetical Call Options”) will be deemed to be sold beginning on the Pricing Date with an expiry date of the third Friday of December 2008, and thereafter on a quarterly basis for three-month terms.

The level of the Index will be set to 100.00 on the Pricing Date. The level of the Index on each Business Day will equal the sum of the values of the U.S. Select Foreign Access 25 Stocks and the Adjusted Quarterly Income, less the Current Option Value. The level of the Index on any day that is not a Business Day will equal the level of the Index on the previous Business Day as reduced by the pro rata portion of the Index Adjustment Factor for that day.

The value of a U.S. Select Foreign Access 25 Stock will be the closing price of that stock multiplied by the Share Multiplier. The “closing price” of a U.S. Select Foreign Access 25 Stock is determined as described under “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Call Options—Terms of Hypothetical Call Options” in this pricing supplement. “Adjusted Quarterly Income” is determined as described under “Description of the Notes—Quarterly Payments on the Notes” and “The U.S. Select Foreign Access 25 Buy-Write Index—Calculation of the Level of the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement, and “Current Option Value” is determined as described under “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this pricing supplement.

While the return on the Notes is linked to the Index, the Notes are debt obligations of ML&Co., and an investment in the Notes does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the stocks included in the Index.

For more information about the Index, see the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement.

What are the U.S. Select Foreign Access 25 Stocks?

The U.S. Select Foreign Access 25 Stocks comprise 25 stocks to be selected across the 10 Global Industry Classification Standard (“GICS”) sector classifications having the highest proportion of total sales revenue that is classified as foreign sales revenue from among the 300 most liquid stocks of the S&P 500 (excluding the common stock of ML&Co.).

The U.S. Select Foreign Access 25 Stocks will be determined and reconstituted by the Index Sponsor annually, first by identifying the 300 stocks in the S&P 500 Index (excluding the common stock of ML&Co.) with the highest liquidity, based upon their median daily trading volume in U.S. dollars over the 252 Business Days preceding the last Business Day in October of each year. From these stocks, 50 stocks will be identified representing those companies which have the highest proportion of sales revenue that is classified as foreign sales revenue during their most recently completed fiscal year for which a Form 10-K has been filed. These 50 stocks will then be divided according to their GICS sector classifications. Finally, the 25 stocks for those companies having the highest proportion of sales revenue that is classified as foreign sales revenue as described above across the various sector classifications will be identified based upon the criteria described in this pricing supplement.

The U.S. Select Foreign Access 25 Stocks, and the current applicable Share Multipliers for each stock, were last determined on October 31, 2007. The U.S. Select Foreign Access 25 Stocks will be reconstituted on the close of business on the third Friday in December of 2008, 2009, 2010, 2011 and 2012, subject to adjustment, based on the determination of various selection criteria as of the last Business Day in October of those years, as described in this pricing supplement. For more specific information about the U.S. Select Foreign Access 25 Stocks and the reconstitution of the Index, see the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index—Determination of the U.S. Select Foreign Access 25 Stocks” in this pricing supplement.

The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in the U.S. Select Foreign Access 25 Stocks.

How will the Calculation Agent determine the value of Hypothetical Call Options?

The “Hypothetical Call Options” will be deemed to be sold beginning on the Pricing Date with an expiry date of the third Friday of December 2008, and thereafter on a quarterly basis for three-month terms. The mark-to-market value of each Hypothetical Call Option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this pricing supplement.

How has the Index performed historically?

                The Index will not exist prior to the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Index, the hypothetical quarterly payments (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) and the hypothetical Redemption Amount (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) from five different 60-month periods (a term expected to be similar to that of the Notes), ending on the last day in June of 2004, 2005, 2006, 2007 and 2008, unless the last day in June was not a Business Day, in which case the relevant 60-month period ended on the preceding Business Day. The hypothetical historical information has been calculated on the same basis that the level of the Index, and the quarterly payments and the Redemption Amount will be calculated. However, the calculations used to determine this hypothetical historical information contains assumptions and necessary estimates and approximations that will not be reflected in the same calculations over the term of the Notes. We have provided this hypothetical historical information to help you evaluate what the performance of the Index might have been in various economic environments. However, this hypothetical historical data may not accurately reflect the performance of the Index had the Index been calculated during the relevant period, and it is not necessarily indicative of the future performance of the Index or what the value of the Notes will be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes.

For further details on these calculations, please refer to the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Historical Data on the Index” in this pricing supplement.

What will I receive on the maturity date of the Notes?

On the maturity date, if you have not previously exchanged your Notes, you will receive a cash amount per unit equal to the Redemption Amount per unit.

The “Redemption Amount” to which you will be entitled will depend on the percentage change in the level of the Index over the term of the Notes and will equal:

$9.80 ×	(	Ending Value	)
Starting Value

The “Starting Value” will equal 100.00 on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

For purposes of determining the Redemption Amount, the “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Index on the Valuation Date shortly before the maturity date of the Notes, as more fully described in the section entitled “Description of the Notes—Payment on the Maturity Date” in this pricing supplement. The level of the Index will be reduced by the Index Adjustment Factor and by quarterly payments on the Notes, if any.

The “Valuation Date” will be the fifth scheduled Business Day before the maturity date; provided, however, that if a Market Disruption Event (as defined herein) occurs on that day, the Valuation Day will be the next succeeding scheduled Business Day on which a Market Disruption Event has not occurred; provided, further, however, that if the Ending Value has not been determined by the second scheduled Business Day prior to the maturity date, then the Valuation Date will be the second scheduled Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event on that scheduled Business Day (and, if not determinable on such date, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances).

Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.80, analogous to paying a sales charge of 2.00% per Note, the level of the Index must increase by approximately 2.04% from the Starting Value to the Ending Value in order for you to receive at least the $10.00 original public offering price per unit on the maturity date. If the Ending Value does not exceed the Starting Value by at least approximately 2.04%, you will receive less, and possibly significantly less, than the $10.00 original public offering price per unit.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes—Payment on the Maturity Date” in this pricing supplement.

Will I receive quarterly payments on the Notes?

You may receive quarterly payments on the Notes, which amounts will vary and may be zero. The quarterly payments on the Notes, if any, will be paid in cash quarterly on the third Banking Business Day (as defined herein) following each Commencement Date (as defined herein) and on the maturity date, as more fully described in this pricing supplement.

                The “Adjusted Quarterly Income” for a given Quarterly Calculation Period (as defined herein) will equal the sum of Quarterly Income from each U.S. Select Foreign Access 25 Stock during that Quarterly Calculation Period, minus the amount subtracted from the level of the Index due to the application of the Index Adjustment Factor during that Quarterly Calculation Period. The “Quarterly Income” of a U.S. Select Foreign Access 25 Stock for a given Quarterly Calculation Period will be the sum of (i) the cash dividends, if any, paid in respect of that stock during that Quarterly Calculation Period multiplied by the applicable Share Multiplier and (ii) the value of premiums, if any, in respect of the related Hypothetical Call Options multiplied by the applicable Share Multiplier.

If the Adjusted Quarterly Income for a given Quarterly Calculation Period is greater than zero on the related Quarterly Payment Determination Date (as defined herein), the Adjusted Quarterly Income will be removed from the level of the Index effective as of the close of business on the related Quarterly Payment Determination Date and paid in cash on the third Banking Business Day following the applicable Commencement Date or on the maturity date, as applicable.

You will only receive a quarterly payment in respect of a given Quarterly Calculation Period if the Adjusted Quarterly Income for that period is greater than zero. If the Adjusted Quarterly Income for a given Quarterly Calculation Period is equal to or less than zero on the related Quarterly Payment Determination Date, no quarterly payment will be made on the Notes.

If the Adjusted Quarterly Income for a given Quarterly Calculation Period is less than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income (which will be negative) will be removed from the level of the Index, effective as of the close of business on the related Quarterly Payment Determination Date, which will increase the level of the Index by an amount equal to the absolute value of the Adjusted Quarterly Income.

For more specific information about the quarterly payments on the Notes, please see the section entitled “Description of the Notes—Quarterly Payments on the Notes” in this pricing supplement.

How does the exchange feature work?

You may elect to exchange all or a portion of your Notes during a specified period in the month of September of each year from 2009 through 2012 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this pricing supplement. The cash amount you receive per unit upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount per unit, calculated as if the Exchange Date (as defined herein) were the stated maturity date, except that the Ending Value will be equal to the Exchange Price (as defined herein). The Exchange Amount will be paid on the third Banking Business Day following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount on the maturity date. The Exchange Amount you receive may be greater than or less than the Redemption Amount on the maturity date depending upon the performance of the Index during the period from the applicable Exchange Date until the maturity date.

For more specific information about the exchange feature, please see the section entitled “Description of the Notes—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

What are the costs associated with an investment in the Notes?

Your overall return (i.e., your payment on the maturity date or upon exchange, as applicable, plus any quarterly payments) will reflect the deduction of the following costs from the Starting Value to the Ending Value:

Index Adjustment Factor. The level of the Index will be reduced by an index adjustment factor of 1.0% per annum, deducted daily on the basis of an actual 365-day year (the “Index Adjustment Factor”). As a result of this reduction, the return on an investment based on the “covered call” strategy represented by the Index will be less than it would have been had the Index Adjustment Factor not been applied.

Sales Charge. Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.80 in order to determine the Redemption Amount or Exchange Amount, as applicable, the level of the Index must increase by approximately 2.04% or more from the Starting Value to the Ending Value (or Exchange Price, as applicable) for you to receive an amount equal to or greater than the $10.00 original public offering price per unit on the maturity date or upon exchange. This is analogous to paying a sales charge of 2.00% per unit of the Notes. As a result, if the level of the Index decreases or does not increase sufficiently over the term of the Notes, you will receive less, and possibly significantly less, than the $10.00 original public offering price per unit. See the section entitled “Risk Factors—Your investment may result in a loss” in this pricing supplement.

Examples:

Set forth below are three examples of Redemption Amount calculations at maturity, each rounded to two decimal places. Calculations are based on the Starting Value of 100.00. The hypothetical Ending Values below assume reductions for the Index Adjustment Factor, which is applied and accrued daily on the level of the Index, and quarterly payments on the Notes, if any. The level of the Index is assumed to increase or decrease linearly, on a daily basis, from the Starting Value to the Ending Value of the Notes.

Example 1—The level of the Index has decreased 40% from the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 60.00

Redemption Amount (per unit) = $9.80 x	(60.00)	= $	5.88
100.00

Redemption Amount (per unit) = $5.88

Example 2—The level of the Index has increased 2.04% from the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 102.04

Redemption Amount (per unit) = $9.80 x	(102.04)	= $	10.00
100.00

Redemption Amount (per unit) = $10.00

Example 3—The level of the Index has increased 10% from the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 110.00

Redemption Amount (per unit) = $9.80 x	(110.00)	= $	10.78
100.00

Redemption Amount (per unit) = $10.78

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a cash-settled financial contract linked to the level of the Index. Under this characterization and tax treatment of the Notes, the quarterly payments will not constitute interest income for United States federal income tax purposes, but may, in whole or in part, constitute other periodic income payments to a holder when received or accrued, in accordance with such holder’s regular method of tax accounting. Additionally, a U.S. Holder should be required to recognize gain or loss to the extent that such U.S. Holder receives cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date.

Will the Notes be listed on a stock exchange?

No. The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price you receive for your Notes upon any sale prior to the maturity date. You should review “Risk Factors—In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date” in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers of your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also serve as our calculation agent (the “Calculation Agent”) for purposes of determining, among other things, calculating the Ending Value, Redemption Amount, the Exchange Price, the Exchange Amount, the Adjusted Quarterly Income and the quarterly payments, if any.

Under certain circumstances, the duties of MLPF&S could result in conflicts of interest between MLPF&S’s responsibilities as our subsidiary and its responsibilities as Calculation Agent. See “Risk Factors—Potential conflicts of interest could arise” in this pricing supplement.

What is the role of Merrill Lynch International?

Merrill Lynch International (“MLI” or the “Index Sponsor”), our affiliate, will calculate the level of the Index at the close of business on each Business Day.

Under certain circumstances, MLI’s role as Index Sponsor could result in conflicts of interest between MLI’s responsibilities as our subsidiary and its responsibilities as Index Sponsor. See “Risk Factors—Potential conflicts of interest could arise” in this pricing supplement.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss, even if the level of the Index does not change or increases moderately

We will not repay you a fixed amount of principal on the Notes on the maturity date or upon exchange, as applicable. The payment you receive on the maturity date or upon exchange, as applicable, will depend primarily on the direction of and percentage change in the level of the Index. Because the level of the Index is subject to market fluctuations and because of other factors described below, the payment on the Notes you receive may be less, and possibly significantly less, than the $10.00 original public offering price per unit of the Notes. Further, as a result of the Index Adjustment Factor, which is applied daily to reduce the level of the Index, the return on the Notes will be less than it would have been had the Index Adjustment Factor not been applied. Finally, because the quotient of the Ending Value or Exchange Price, as applicable, and the Starting Value will be multiplied by $9.80 (analogous to paying a sales charge of approximately 2.00% per $10.00 principal amount per Note), the level of the Index will need to increase by at least approximately 2.04% from the Starting Value to the Ending Value or the Exchange Price, as applicable, in order for you to receive a Redemption Amount equal to or greater than the $10.00 original offering price per unit. If the level of the Index declines or does not increase sufficiently, you will receive less, and possibly significantly less than the $10.00 original offering price per unit.

The quarterly payments on the Notes will vary and may be zero

You may receive quarterly payments on the Notes, which amounts will vary and may be zero based on the Adjusted Quarterly Income. You will only receive a quarterly payment in respect of a given Quarterly Calculation Period if the Adjusted Quarterly Income for that period is greater than zero. In such event, quarterly payments will be made on the Notes in the amount of the Adjusted Quarterly Income, and the level of the Index will be reduced by the Adjusted Quarterly Income effective as of the close of business on the related Quarterly Payment Determination Date. If the Adjusted Quarterly Income for a given Quarterly Calculation Period is less than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income (which will be negative) will be removed from the level of the Index, effective as of the close of business on the related Quarterly Payment Determination Date, which will increase the level of the Index by an amount equal to the absolute value of the Adjusted Quarterly Income.

The Adjusted Quarterly Income will be based on the cash dividends paid in respect of the stocks in the U.S. Select Foreign Access 25 Stocks during the relevant Quarterly Calculation Period and the value of premiums in respect of Hypothetical Call Options sold on those stocks during that period, minus the amount subtracted from the level of the Index due to the application of the Index Adjustment Factor during that period. Because the cash dividends per share in respect of the U.S. Select Foreign Access 25 Stocks and the value of the premiums received in respect of Hypothetical Call Options sold will vary over the term of the Notes and may not be enough to offset the reduction of the Index Adjustment Factor, the quarterly payments will vary and may be zero.

Any appreciation of the Index, and therefore the return on the Notes, will be limited due to the “covered call” strategy

The “covered call” strategy, as represented by the Index, is designed to track the value a hypothetical investment in (i) the U.S. Select Foreign Access 25 Stocks which are deemed to be purchased (including the value of any dividends paid on those stocks which are incorporated into the level of the Index), and (ii) call options which are deemed to be sold on the U.S. Select Foreign Access 25 Stocks, as reduced by the Index Adjustment Factor and by quarterly payments on the Notes, if any. The exercise price of a Hypothetical Call Option on a U.S. Select Foreign Access 25 Stock limits any appreciation in the level of the Index attributed to that stock in a given Quarterly Calculation Period to the amount by which the exercise price exceeds the closing price of that stock at the time that Hypothetical Call Option is priced. As a result, if in a given Quarterly Calculation Period the closing price of a U.S. Select Foreign Access 25 Stock exceeds the exercise price of the related Hypothetical Call Option, the level of the Index will be less than it would have been had the Index reflected a direct investment in that stock. However, although the exercise price of the Hypothetical Call Options limits your participation in any appreciation in the U.S. Select Foreign Access 25 Stocks, exposure to any decline in the value of the U.S. Select Foreign Access 25 Stocks will not be limited.

The level of the Index is expected to affect the trading value of the Notes

We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Value. Further, because the trading value and perhaps the final return on your Notes is dependent on factors in addition to the level of the Index, including our credit rating, an increase in the level of the Index will not reduce other investment risks related to the Notes.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Index

In the ordinary course of their businesses, our affiliates may express views on expected movements in the market price one or more U.S. Select Foreign Access 25 Stock and these views are sometimes communicated to clients who participate in the U.S. Select Foreign Access 25 Stocks and/or the level of the Index. However, these views are subject to change from time to time. Moreover, other professionals who deal in equity markets may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the U.S. Select Foreign Access 25 Stocks and the Index from multiple sources and should not rely on the views expressed by our affiliates.

You will not be entitled to receive cash dividends or other ownership rights or exercise voting rights with respect to U.S. Select Foreign Access 25 Stocks, and your return will not reflect the return of owning U.S. Select Foreign Access 25 Stocks and selling call options on the U.S. Select Foreign Access 25 Stocks

You will not have voting rights or rights to receive cash dividends or other ownership rights in the U.S. Select Foreign Access 25 Stocks, and your return on the Notes will not reflect the return you would realize if you actually owned U.S. Select Foreign Access 25 Stocks, received dividends on, and sold call options on the U.S. Select Foreign Access 25 Stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value, which includes the application of the Index Adjustment Factor.

While the Index reflects the payment of dividends on the U.S. Select Foreign Access 25 Stocks and premiums in respect of the Hypothetical Call Options written on those stocks, the yield to the maturity date of the Notes will not produce the same yield as that of other investments with the same term which are based solely on the performance of the U.S. Select Foreign Access 25 Stocks because of the application of the Index Adjustment Factor, which reduces the daily levels of the Index. As a result, the return on an investment in the Notes is expected to be less than it would have been had the Index Adjustment Factor not been applied.

The Index will not exist before the Pricing Date and has no actual performance history

The Index will not exist before the Pricing Date, and accordingly has no actual historical performance. The Index will launch on the Pricing Date with a Starting Value of 100.00. We have, however, included tables and graphs showing the hypothetical month-end closing level of the Index, the hypothetical quarterly payments on the Notes (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) and the hypothetical Redemption Amount (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) from five different 60-month periods (a term expected to be similar to that of the Notes), ending on the last day in June of 2004, 2005, 2006, 2007 and 2008, unless the last day in June was not a Business Day, in which case the relevant 60-month period ended on the preceding Business Day. The information provided under “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Historical Data on the Index” is hypothetical historical information based on certain assumptions. There can be no assurance that the hypothetical historical information accurately reflects the performance of the Index had the Index been calculated during the relevant period. Any hypothetical historical upward or downward trend in the level of the Index during any period is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes.

The composition of the Index is controlled by the Index Sponsor and changes may affect the value of the Notes and the amount you receive on the maturity date or upon exchange

The composition of the Index is controlled by the Index Sponsor. The Index Sponsor has a significant degree of discretion regarding the composition and management of the Index, including making adjustments to the identification criteria described herein for the purpose of maintaining the U.S. Select Foreign Access 25 Stocks if certain actions by or affecting S&P occurs, which could affect the level of the Index and, therefore, could affect the amount payable on the Notes on the maturity date or upon exchange, as applicable, and the market value of the Notes prior to the maturity date. The Index Sponsor does not have any obligation to take your needs into consideration when reweighting or making other changes to the Index. You should realize that the changing of U.S. Select Foreign Access 25 Stocks may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Notes and, therefore, could adversely affect the amount payable on the Notes on the maturity date or upon exchange, as applicable, and the market value of the Notes prior to the maturity date. See the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement for further information.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for the Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Index.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date or the next applicable Exchange Date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the original offering price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the application of the Index Adjustment Factor of 1.0% per annum, the fact that the quotient of the Ending Value and the Starting Value will be multiplied by $9.80 (analogous to paying a sales charge of approximately 2.00% per $10.00 original public offering price per unit) and the fact that the original offering price included, and secondary market prices are likely to exclude, the developing and hedging costs associated with the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

Changes in the volatility of the U.S. Select Foreign Access 25 Stocks and the Index are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the U.S. Select Foreign Access 25 Stocks and/or the Index increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase.

Changes in dividend yields on the U.S. Select Foreign Access 25 Stocks are expected to affect the trading value of the Notes. Because dividends paid on the U.S. Select Foreign Access 25 Stocks will be incorporated into the level of the Index, if dividend yields on the U.S. Select Foreign Access 25 Stocks increase, we expect that the trading value of the Notes will increase and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will decrease.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage change in the level of the Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the U.S. Select Foreign Access 25 Stocks or futures or option contracts on the U.S. Select Foreign Access 25 Stocks for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the U.S. Select Foreign Access 25 Stocks or futures or option contracts on the U.S. Select Foreign Access 25 Stocks or level of the Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the U.S. Select Foreign Access 25 Stocks and/or the level of the Index. Temporary increases or decreases in the market prices of the U.S. Select Foreign Access 25 Stocks and/or the level of the Index may also occur as a result of the purchasing or selling activities of other market participants. Consequently, the prices of the U.S. Select Foreign Access 25 Stocks or futures or option contracts on the U.S. Select Foreign Access 25 Stocks or the level of the Index may change subsequent to the Pricing Date, thereby affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary, MLPF&S, is the Calculation Agent for the purposes of calculating the Exchange Price, the Exchange Amount, the Ending Value, the Redemption Amount, the Adjusted Quarterly Income and the quarterly payments, if any, and our subsidiary, MLI, is the Index Sponsor. The Index Sponsor calculates the level of the Index and must determine the level of the Index in the event of a discontinuation or unavailability of the Index. Under certain circumstances, MLPF&S and the Index Sponsor, as our subsidiaries and in their respective responsibilities as Calculation Agent and as Index Sponsor, could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a substitution or unavailability of a U.S. Select Foreign Access 25 Stock or discontinuation or unavailability of the Index. See the sections entitled “Description of the Notes—Payment on the Maturity Date” and “The U.S. Select Foreign Access 25 Buy-Write Index—Discontinuance of the Index” in this pricing supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, as underwriter, will pay on an annual basis an additional 0.5% per unit as a trailing sales commission to its financial advisors whose clients purchased the Notes in the initial distribution and who continue to hold their Notes at the time of payment. MLPF&S may also from time to time pay such additional amounts to financial advisers whose clients purchased Notes in the secondary market and continue to hold those Notes. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the Notes. Please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or Exchange Amount, as applicable. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, we or our affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. We do not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Index does not reflect any investment recommendations of us or our affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

RECENT DEVELOPMENTS

On September 14, 2008, we entered into an Agreement and Plan of Merger, dated as of September 14, 2008, with Bank of America Corporation (“Bank of America”). Under terms of the transaction, Bank of America would exchange 0.8595 shares of Bank of America common stock for each share of our common stock. The transaction has been approved by directors of both companies and is subject to shareholder votes at both companies and standard regulatory approvals. The transaction is expected to close in the first quarter of 2009. Under the agreement, three of our directors will join the Bank of America Board of Directors.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. Unless exchanged by you, the Notes will mature on September     , 2013. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is                 .

The Notes may be exchanged by you prior to the maturity date only on the dates indicated below, but are not otherwise subject to redemption by ML&Co. prior to the maturity date. See “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

ML&Co. will issue the Notes in denominations of whole units each with a $10.00 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes and therefore you will not receive a minimum amount on the Notes on the maturity date or upon exchange.

Payment on the Maturity Date

Unless you have exchanged your Notes prior to the maturity date, on the maturity date you will be entitled to receive a cash amount per unit in United States dollars equal to the Redemption Amount per unit, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” per $10.00 principal amount of Notes will be determined by MLPF&S, as Calculation Agent, and will equal:

$9.80 ×	(	Ending Value	)
Starting Value

The “Starting Value” will be equal to 100.00 on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

For the purpose of determining the Redemption Amount, the “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Index on the Valuation Date.

The “Valuation Date” will be the fifth scheduled Business Day before the maturity date; provided, however, that if a Market Disruption Event (as defined herein) occurs on that day, the Valuation Day will be the next succeeding scheduled Business Day on which a Market Disruption Event has not occurred; provided, further, however, that if the Ending Value has not been determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the second scheduled Business Day prior to the maturity date, then the Valuation Date will be the second scheduled Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event on that scheduled Business Day.

“Business Day” means a day on which the New York Stock Exchange and The Nasdaq National Market are open for trading and the level of the Index is calculated and published.

The level of the Index will be reduced by an index adjustment factor of 1.0% per annum, deducted daily on the basis of an actual 365-day year (the “Index Adjustment Factor”).

Quarterly Payments on the Notes

You may receive quarterly payments on the Notes, which amounts will vary and may be zero. The quarterly payments, if any, will be paid in cash quarterly on the third Banking Business Day following each Commencement Date and on the maturity date, as more fully described in this pricing supplement.

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

A “Commencement Date” will be the first scheduled Business Day following a Quarterly Payment Determination Date.

A “Quarterly Payment Determination Date” will be the third Friday in each of March, June, September and December of each year expected to begin on December 2008, unless such third Friday is not a scheduled Business Day, in which case the Quarterly Payment Determination Date will be the Business Day immediately preceding such third Friday.

The “Adjusted Quarterly Income” for a given Quarterly Calculation Period will equal the sum of Quarterly Income from each U.S. Select Foreign Access 25 Stock during that Quarterly Calculation Period, minus the amount subtracted from the level of the Index due to the application of the Index Adjustment Factor during that Quarterly Calculation Period. The “Quarterly Income” of a U.S. Select Foreign Access 25 Stock for a given Quarterly Calculation Period will be the sum of (i) the cash dividends, if any, paid in respect of that stock during that Quarterly Calculation Period multiplied by the applicable Share Multiplier and (ii) the value of premiums, if any, in respect of the related Hypothetical Call Options multiplied by the applicable Share Multiplier.

A “Quarterly Calculation Period” means a period from and including the Pricing Date to but excluding the first Commencement Date and from and including each Commencement Date to but excluding the following Commencement Date; provided, however, that the final Quarterly Calculation Period means from and including the final Commencement Date to but excluding the maturity date.

If the Adjusted Quarterly Income for a given Quarterly Calculation Period is greater than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income will be removed from the level of the Index effective as of the close of business on the related Quarterly Payment Determination Date and paid in cash on the third Banking Business Day following the applicable Commencement Date or on the maturity date, as applicable.

You will only receive a quarterly payment in respect of a given Quarterly Calculation Period if the Adjusted Quarterly Income for that period is greater than zero. If the Adjusted Quarterly Income for a given Quarterly Calculation Period is equal to or less than zero on the related Quarterly Payment Determination Date, no quarterly payment will be made on the Notes.

If the Adjusted Quarterly Income for a given Quarterly Calculation Period is less than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income (which will be negative) will be removed from the level of the Index, effective as of the close of business on the related Quarterly Payment Determination Date, which will increase the level of the Index by an amount equal to the absolute value of the Adjusted Quarterly Income.

Market Disruption Event

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any of the primary exchanges on which the U.S. Select Foreign Access 25 Stocks trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to 20% or more of the U.S. Select Foreign Access 25 Stocks, the Index or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures or options contracts related to one or more of the U.S. Select Foreign Access 25 Stocks, the Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or options contract on any U.S. Select Foreign Access 25 Stock, the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to any U.S. Select Foreign Access 25 Stock, the Index, or any successor index;

(5)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(6)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the Ending Value or the Exchange Price, and as a result, the calculation of the payment on the maturity date or upon exchange, as applicable. See “—Payment on the Maturity Date” and “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to the Maturity Date

You may elect to exchange all or a portion of your Notes during any Banking Business Day that occurs during an Exchange Notice Period by giving notice as described below. If you elect to exchange a portion but not all of your Notes, you must exchange only whole units.

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

An “Exchange Notice Period” means the period from and including the first calendar day of the month of September to and including 12:00 noon in The City of New York on the third Friday of the month of September of 2009, 2010, 2011 and 2012. If the third Friday of the applicable month of September is not a Banking Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Banking Business Day. The cash amount you receive per unit upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount per unit, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the Exchange Price.

The “Exchange Price” per unit will equal the closing level of the Index on the first Business Day following the expiration of the applicable Exchange Notice Period; provided, however, that if a Market Disruption Event (as defined herein) occurs on that day, the Exchange Price will be the closing level of the Index on the next succeeding scheduled Business Day on which a Market Disruption Event has not occurred; provided, further, however, that if the Exchange Price has not been determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the second scheduled Business Day prior to the Exchange Date, then the Exchange Price will be determined on the second scheduled Business Day before the Exchange Date, regardless of the occurrence of a Market Disruption Event on that scheduled Business Day.

An “Exchange Date” will be the fifth scheduled Business Day following the end of the applicable Exchange Notice Period. The Exchange Amount will be paid three Banking Business Days after the Exchange Date.

The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to The Bank of New York Mellon, as successor trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10.00 original public offering price per unit, will be equal to the Redemption Amount per unit, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE U.S. SELECT FOREIGN ACCESS 25 BUY-WRITE INDEX

Information regarding the S&P 500 Index is derived from publicly available sources prepared by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and information regarding Global Industry Classification Standard (“GICS”) is derived from publicly available sources prepared by Morgan Stanley Capital International Inc. and S&P. None of ML&Co., MLPF&S or MLI has independently verified the accuracy or completeness of such information.

The Index is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the U.S. Select Foreign Access 25 Stocks, as reduced by the Index Adjustment Factor and by the payment of quarterly payments on the Notes, if any. The “covered call” strategy is an investment strategy in which a hypothetical investor:

•	is deemed to buy the stocks; and

•	is deemed to sell call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

The “covered call” strategy provides income from call option premiums, or the value of the call option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate and to enhance profits if a stock increases in value less than the related call option exercise price during the relevant quarterly period. However, the strategy limits participation in appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of the applicable U.S. Select Foreign Access 25 Stock. See “Risk Factors—The appreciation of the Index will be capped due to the ‘covered call’ strategy” in this pricing supplement.

The level of the Index will be calculated at the close of business on each Business Day by the Index Sponsor and published on Reuters page MEREDUS 12 (or any successor page for the purpose of displaying that value as identified by the Index Sponsor). The level of the Index will be set to 100.00 on the Pricing Date. The level of the Index on each Business Day will equal the sum of the values of the U.S. Select Foreign Access 25 Stocks and the Adjusted Quarterly Income, less the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this pricing supplement). The level of the Index on any day that is not a Business Day will equal the level of the Index on the previous Business Day as reduced by the pro rata portion of the Index Adjustment Factor for that day.

The value of a U.S. Select Foreign Access 25 Stock will be the closing price of that stock multiplied by the Share Multiplier. The “closing price” of a U.S. Select Foreign Access 25 Stock is determined as described under “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Call Options—Terms of Hypothetical Call Options” in this pricing supplement. “Adjusted Quarterly Income” is determined as described under “Description of the Notes—Quarterly Payments on the Notes” and “The U.S. Select Foreign Access 25 Buy-Write Index—Calculation of the Level of the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement and “Current Option Value” is determined as described under “The U.S. Select Foreign Access 25 Buy-Write Index—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this pricing supplement.

An investment in the Notes does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the stocks included in the Index. See “Risk Factors—You will not be entitled to exercise voting rights or ownership rights with respect to U.S. Select Foreign Access 25 Stocks, and your return will not reflect the return of owning U.S. Select Foreign Access 25 Stocks and selling call options on the U.S. Select Foreign Access 25 Stocks” in this pricing supplement.

Hypothetical Historical Data on the Index

The Index will not exist prior to the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Index, the hypothetical quarterly payments on the Notes (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) and the hypothetical Redemption Amount (expressed in dollars per $10.00 original offering price per unit and rounded to two decimal places) from five different 60-month periods (a term expected to be similar to that of the Notes), ending on the last day in June of 2004, 2005, 2006, 2007 and 2008, unless the last day in June was not a Business Day, in which case the relevant 60-month period ended on the preceding Business Day. The hypothetical historical information has been calculated on the same basis that the level of the Index and the quarterly payments on the Notes will be calculated. However, the calculations used to determine this hypothetical historical information contains assumptions and necessary estimates and approximations that will not be reflected in the same calculations over the term of the Notes. As a result, this hypothetical historical data may not accurately reflect the performance of the Index had the Index been calculated during the relevant period, and it is not necessarily indicative of the future performance of the Index or what the value of the Notes will be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes.

The calculations assume that:

•	the Index was created on the first day of each 60-month period with a level of 100.00;

•

the U.S. Select Foreign Access 25 Stocks was reconstituted annually at the close of business on the last Business Day in October of each year, based on liquidity assessments and foreign sales revenue of stocks in the S&P 500 Index as of the close of business on the last Business Day in October of such year; although the U.S. Select Foreign Access 25 Stocks are assumed to have been reconstituted on the last Business Day in October of each year for purposes of the hypothetical historical data, the actual U.S. Select Foreign Access 25 Stock will be reconstituted as of the close of business on the third Friday in December of 2008, 2009, 2010, 2011 and 2012 based on liquidity assessments and foreign sales revenue of stocks in the S&P 500 Index on the close of business on the last Business Day in October of those years;

•

upon the occurrence of a spin-off, a stock dividend or a special cash dividend related to any U.S. Select Foreign Access 25 Stock, the adjusted price reported on Bloomberg which adjusts for that spin-off, stock dividend or special cash dividend was used to reflect the impact of the spin-off, stock dividend or special cash dividend for that U.S. Select Foreign Access 25 Stock as well as the Hypothetical Call Option related to that U.S. Select Foreign Access 25 Stock;

•

the value of any rights offering or issuances, including any rights triggered by the making of an offer to purchase a certain percentage of the issued and outstanding shares of a U.S. Select Foreign Access 25 Stock (e.g., poison pill rights), was zero;

•

upon any acquisition of a company included in the Index, the related U.S. Select Foreign Access 25 Stock was sold at the last price for that U.S. Select Foreign Access 25 Stock as reported on Bloomberg on the Business Day prior to the acquisition, and the related Hypothetical Call Option sold on that U.S. Select Foreign Access 25 Stock was repurchased on that day based on the last available implied volatility;

•	the maximum exercise price of any Hypothetical Call Option was 175% of the last price of the related stock as reported on Bloomberg for the day the Hypothetical Call Option was priced;

•

where the implied volatility of any Hypothetical Call Option was unavailable for any day and no implied volatility for that Hypothetical Call Option was available for any previous day, the implied volatility of that Hypothetical Call Option was equal to the median value of all Hypothetical Call Options’ implied volatilities for which a value was available on that day;

•

no adjustments were made related to market capitalization of any of company included in the Index (see the section entitled “The U.S. Select Foreign Access 25 Buy-Write Index—Determination of the U.S. Select Foreign Access 25 Stocks—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement); and

•	the Notes were held for the entire 60-month period.

The following hypothetical historical information has not been verified by an independent third party. The values of the Hypothetical Call Options were calculated using 91.6% of the historical implied mid-volatility available on Bloomberg for three-month comparable listed options, the historical short-term mid-interest rates available on Bloomberg and the historical 12-month dividend yield available on Bloomberg.

In the graphs below, continuous lines represent the hypothetical level of the Index and the bars represent the quarterly payments on the Notes.

	1999		2000		2001
60-Month Period Beginning June 30, 1999	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)
January			95.79		97.79
February			95.31		95.59
March			97.86	$0.25	88.13	$0.25
April			100.85		93.13
May			101.06		96.15
June	100.00		98.87	$0.26	91.46	$0.23
July	99.33		97.00		88.61
August	101.00		102.23		87.25
September	95.59	$0.26	96.75	$0.26	77.56	$0.22
October	97.51		98.74		78.58
November	99.67		95.76		83.37
December	97.18	$0.25	100.65	$0.26	81.99	$0.19

	2002		2003		2004
	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Redemp -tion Amount per Unit ($)
January	82.03		67.28		83.29
February	82.88		67.61		85.51
March	85.21	$0.20	67.03	$0.16	84.64	$0.19
April	83.31		72.00		83.90
May	83.90		76.44		84.82
June	76.56	$0.20	74.59	$0.17	85.07	$0.20	$8.34
July	69.41		76.15
August	70.44		78.60
September	62.08	$0.18	75.73	$0.17
October	65.91		79.96
November	72.31		81.97
December	68.17	$0.17	83.18	$0.20

The overall hypothetical return per unit in Period 1 is $12.58, consisting of an aggregate of $4.25 in quarterly payments on the Notes and a Redemption Amount at maturity of $8.34.

	2000		2001		2002
60-Month Period Beginning June 30, 2000	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)
January			98.03		82.24
February			95.83		83.09
March			88.35	$0.25	85.43	$0.20
April			93.54		83.52
May			96.81		84.11
June	100.00		91.69	$0.23	76.76	$0.20
July	97.24		89.29		69.59
August	102.48		87.67		70.62
September	97.00	$0.27	77.75	$0.22	62.24	$0.18
October	98.98		78.78		66.07
November	96.00		83.58		72.49
December	100.91	$0.26	82.20	$0.19	68.34	$0.17

	2003		2004		2005
	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Redemp -tion Amount per Unit ($)
January	67.45		83.50		84.64
February	67.78		85.73		88.23
March	67.20	$0.16	84.85	$0.19	85.42	$0.18
April	72.18		84.11		82.12
May	76.63		85.03		85.17
June	74.78	$0.17	85.29	$0.20	84.74	$0.19	$8.30
July	76.34		81.80
August	78.79		81.81
September	75.92	$0.17	82.34	$0.18
October	80.16		82.23
November	82.18		85.14
December	83.39	$0.20	85.46	$0.21

The overall hypothetical return per unit in Period 2 is $12.31, consisting of an aggregate of $4.00 in quarterly payments on the Notes and a Redemption Amount at maturity of $8.30.

	2001		2002		2003
60-Month Period Beginning June 29, 2001	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)
January			88.60		72.67
February			89.51		73.02
March			92.03	$0.21	72.39	$0.18
April			89.98		77.76
May			90.61		82.56
June	100.00		82.69	$0.22	80.56	$0.18
July	96.20		74.97		82.24
August	94.45		76.08		84.89
September	83.76	$0.24	67.05	$0.19	81.78	$0.18
October	84.87		71.18		86.36
November	90.04		78.09		88.53
December	88.55	$0.20	73.63	$0.18	89.84	$0.21

	2004		2005		2006
	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Redemp -tion Amount per Unit ($)
January	89.96		91.18		99.81
February	92.36		95.05		99.58
March	91.41	$0.20	92.03	$0.20	100.09	$0.22
April	90.61		88.47		102.93
May	91.60		91.75		99.53
June	91.88	$0.21	91.29	$0.20	96.22	$0.23	$9.43
July	88.13		95.49
August	88.14		95.39
September	88.71	$0.20	93.97	$0.21
October	88.59		91.60
November	91.72		96.35
December	92.07	$0.22	95.28	$0.23

The overall hypothetical return per unit in Period 3 is $13.54, consisting of an aggregate of $4.11 in quarterly payments on the Notes and a Redemption Amount at maturity of $9.43.

	2002		2003		2004
60-Month Period Beginning June 28, 2002	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)
January			89.61		110.93
February			90.04		113.89
March			89.27	$0.22	112.72	$0.25
April			95.88		111.74
May			101.80		112.96
June	100.00		99.34	$0.22	113.30	$0.26
July	92.44		101.41		108.67
August	93.82		104.67		108.68
September	82.68	$0.23	100.85	$0.22	109.39	$0.24
October	87.77		106.49		109.24
November	96.30		109.17		113.11
December	90.79	$0.22	110.78	$0.26	113.53	$0.27

	2005		2006		2007
	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Redemp -tion Amount per Unit ($)
January	112.44		123.07		126.15
February	117.21		122.79		126.72
March	113.48	$0.24	123.42	$0.27	126.92	$0.26
April	109.10		126.92		131.92
May	113.14		122.73		135.27
June	112.57	$0.25	118.65	$0.28	133.00	$0.28	$13.03
July	117.75		117.41
August	117.63		120.76
September	115.88	$0.26	120.14	$0.27
October	112.95		124.27
November	118.81		126.38
December	117.49	$0.29	124.31	$0.29

The overall hypothetical return per unit in Period 4 is $18.12, consisting of an aggregate of $5.09 in quarterly payments on the Notes and a Redemption Amount at maturity of $13.03.

	2003		2004		2005
60-Month Period Beginning June 30, 2003	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)
January			111.56		113.08
February			114.53		117.88
March			113.36	$0.25	114.12	$0.24
April			112.37		109.72
May			113.60		113.78
June	100.00		113.94	$0.26	113.21	$0.25
July	101.98		109.28		118.42
August	105.27		109.30		118.30
September	101.42	$0.22	110.01	$0.24	116.53	$0.26
October	107.10		109.86		113.59
November	109.79		113.75		119.48
December	111.41	$0.26	114.18	$0.28	118.15	$0.29

	2006		2007		2008
	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Index Level	Quarterly Payments on the Notes ($)	Redemp -tion Amount per Unit ($)
January	123.77		126.86		128.08
February	123.49		127.44		131.09
March	124.12	$0.27	127.64	$0.26	128.75	$0.33
April	127.64		132.67		135.68
May	123.43		136.04		139.60
June	119.32	$0.28	133.76	$0.28	129.92	$0.32	$12.73
July	118.08		133.49
August	121.44		136.10
September	120.82	$0.27	139.72	$0.30
October	124.97		144.84
November	127.09		141.31
December	125.01	$0.29	138.76	$0.35

The overall hypothetical return per unit in Period 5 is $18.24, consisting of an aggregate of $5.51 in quarterly payments on the Notes and a Redemption Amount at maturity of $12.73.

Adjustments to the Index

If at any time the Index Sponsor makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in London, England, on each date that the closing level of the Index is to be calculated, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the Ending Value as described above under “—Payment on the Maturity Date” or “Exchange Price” as described under “—Exchange of the Notes Prior to the Maturity Date”, as applicable. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that the Index Sponsor discontinues publication of the Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on a Business Day,

the Calculation Agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the Index Sponsor discontinues publication of the Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Business Day. The Calculation Agent will arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

Determination of the U.S. Select Foreign Access 25 Stocks

The U.S. Select Foreign Access 25 Stocks to which the Notes will be initially linked, as well as the currently applicable Share Multipliers, were determined on October 31, 2007 in accordance with the criteria described below:

First, the Index Sponsor will identify the stocks which comprise the S&P 500 Index at the close of business on the last Business Day in October of the relevant year by inquiry to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or through other publicly available sources. Even if included in the S&P 500 Index, ML&Co.’s common stock will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks.

Second, the Index Sponsor will identify the 300 stocks from the stocks identified above with the highest liquidity, based on the median notional stock volume for each stock. The “median notional stock volume” will be the median of the daily dollar volume of each stock over the 252 Business Day period prior to the last Business Day in October of each year. The daily dollar volume is the product of the last price for the stock as reported on Bloomberg each day, multiplied by the consolidated volume of that stock for that day. The “consolidated volume” means the total volume in shares of a stock traded on a particular day, as reported on Bloomberg. If the last price or volume of any stock is not available on Bloomberg for more than four of the 252 Business Days in the period, that stock will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks.

Third, the Index Sponsor will determine the 50 companies from the stocks identified above with the highest proportion of sales revenue that is classified as foreign sales revenue, based on the ratio of foreign sales revenue divided by total sales revenue during the company’s most recently completed fiscal year for which a Form 10-K has been filed. For purposes of selecting the U.S. Select Foreign Access 25 Stocks, total sales revenue and foreign sales revenue will be reported by a third party source. It is currently expected that (i) “total sales revenue” will represent gross sales (the amount of actual billings to customers for regular sales completed during the relevant fiscal year) reduced by cash discounts, trade discounts, and returned sales and allowances for which credit is given to customers, the result of which is the amount of money received from the normal operations of the business (i.e., those expected to generate revenue for the life of the company) for all geographic regions in which the company does business, as reported through publicly available sources, and (ii) “foreign sales revenue” will represent total sales revenue for all geographic regions outside of the United States.

Fourth, the Index Sponsor will then sort each of those stocks identified above by its GICS sector classification. Any stock that is not assigned a GICS classification will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks. Once those stocks have been sorted by its GICS sector classification, those stocks will be ordered based upon their proportion of foreign sales revenue (calculated as described in the previous paragraph), from highest to lowest.

Finally, the Index Sponsor will then determine the U.S. Select Foreign Access 25 Stocks by identifying the stock with the highest proportion of foreign sales revenue as a percentage of total sales revenue from each GICS sector classification in the following alphabetical order: Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Materials; Telecommunication Services; and Utilities. Once the Index Sponsor has identified a stock from a GICS sector classification, the Index Sponsor will identify another stock from the next GICS sector classification in the alphabetical order above, beginning again at the top of the alphabetical order when necessary. If there are no stocks in a GICS sector classification from which the next U.S. Select Foreign Access 25 Stock is to be identified, the Index Sponsor will identify from the next GICS sector classification in the alphabetical order in which a stock is available, beginning again at the top of alphabetical order when necessary. The Index Sponsor will repeat this identification process until 25 stocks are identified for inclusion in the U.S. Select Foreign Access 25 Stocks.

The Index Sponsor may at its discretion make adjustments to the identification criteria above for the purpose of maintaining the U.S. Select Foreign Access 25 Stocks if certain actions by or affecting S&P, such as the discontinuance of the publication of the S&P 500 Index or the GICS, occurs. These adjustments may include the selection of a successor or substitute compilation of common stocks intended to be a model for the composition of the total market or successor or substitute industry classification system for the GICS.

The U.S. Select Foreign Access 25 Stocks and the applicable Share Multipliers determined as of October 31, 2007 are as follows:

Company	GICS Sector Classification	Median Notional Stock Volume (1)	Foreign Exposure (2)	Share Multiplier (3)
McDonald’s Corporation	Consumer Discretionary	321,041.25	65%	0.066946
NIKE, Inc.	Consumer Discretionary	168,335.85	63%	0.060368
Johnson Controls, Inc.	Consumer Discretionary	99,196.01	60%	0.091491
The Goodyear Tire & Rubber Company	Consumer Discretionary	100,698.97	57%	0.132670
Colgate-Palmolive Company	Consumer Staples	145,055.00	79%	0.052445
The Coca-Cola Company	Consumer Staples	433,020.00	63%	0.064767
Altria Group, Inc.	Consumer Staples	723,725.90	58%	0.054847 (4)
The Procter & Gamble Company	Consumer Staples	609,605.65	57%	0.057537
Transocean Inc.	Energy	499,900.00	79%	0.031479
Noble Corporation	Energy	230,465.50	73%	0.075543
Schlumberger Limited	Energy	675,001.20	72%	0.041421
Exxon Mobil Corporation	Energy	1,807,569.00	69%	0.043483
Aflac Incorporated	Financials	91,196.38	72%	0.063715
Schering-Plough Corporation	Health Care	238,899.55	60%	0.131062
Baxter International Inc.	Health Care	145,723.60	56%	0.066656
Terex Corporation	Industrials	99,059.44	62%	0.053945
3M Company	Industrials	276,093.45	61%	0.046318
NVIDIA Corporation	Information Technology	372,752.30	89%	0.113058
Texas Instruments Incorporated	Information Technology	486,244.10	87%	0.122699
QUALCOMM Incorporated	Information Technology	706,883.90	87%	0.093611
Intel Corporation	Information Technology	1,326,071.00	84%	0.148699
Freeport-McMoran Copper & Gold Inc.	Materials	699,565.45	100%	0.033990
Newmont Mining Corporation	Materials	298,375.45	71%	0.078585
The Dow Chemical Company	Materials	234,883.10	63%	0.088810
The AES Corporation	Utilities	81,446.66	78%	0.186829

(1)	As of October 31, 2007, as obtained from Bloomberg.
(2)	As of October 31, 2007, as obtained from FactSet Research Systems, Inc.
(3)	As of October 31, 2007, as obtained from the Index Sponsor.
(4)	Philip Morris International Inc. (“PMI”) was spun-off from Altria Group, Inc. (“Altria”), announced on August 29, 2007 and effective as of March 31, 2008. An Altria shareholder received one share of PMI for each share of Altria it held. As a result, both Altria and PMI were included in the Index as of March 31, 2008. As of March 31, 2008, Altria’s Share Multiplier remained 0.054847 and PMI’s Share Multiplier was 0.054847 in accordance with paragraph 5 under “—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement.

The Share Multipliers as of October 31, 2007 were derived so that each U.S. Select Foreign Access 25 Stock would represent an equal contribution or equal weight as of that date. However, because the closing price of each U.S. Select Foreign Access 25 Stock has changed since October 31, 2007, the weights of each U.S. Select Foreign Access 25 Stock are no longer equal and will not be equal on the Pricing Date.

An investment in the Notes will not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Index.

Annual Reconstitution of U.S. Select Foreign Access 25 Buy-Write Index

As of the close of business on each Anniversary Date, the Index will be reconstituted to include the twenty-five stocks in the S&P 500 Index that meet the criteria described in this section for the determination of the U.S. Select Foreign Access 25 Stocks on the last Business Day in October (the “Annual Selection Date”), beginning on the last Business Day in October of 2008.

An “Anniversary Date” will mean the third Friday in December of 2008, 2009, 2010, 2011 and 2012, unless such third Friday is not a scheduled Business Day, in which case the Anniversary Date will be the Business Day next preceding such third Friday.

                The Share Multiplier for each new U.S. Select Foreign Access 25 Stock will be determined by the Index Sponsor and will equal the number of shares of each U.S. Select Foreign Access 25 Stock, based upon the closing price of that stock on the Annual Selection Date, so that on the Annual Selection Date each new U.S. Select Foreign Access 25 Stock represents approximately an equal percentage of a value equal to the applicable Index. As an example, if the level of the Index as of the close of business on an Annual Selection Date equaled 100.00, then each of the twenty-five stocks included in the Index would be allocated a portion of the level of the Index equal to 4 and if, for example, the closing price of a new U.S. Select Foreign Access 25 Stock on the Annual Selection Date was 8, the applicable Share Multiplier would be 0.5. If the level of the Index equaled 150, then each of the 25 stocks included in the Index would be allocated a portion of the level of the Index equal to 6 and if the closing price of a new U.S. Select Foreign Access 25 Stock on the Annual Selection Date was 8, the applicable Share Multiplier would be 0.75. When the Index is reconstituted on the Anniversary Date, the Share Multiplier of

each stock included in the Index will be adjusted ratably to reflect any change in the level of the Index between the Annual Selection Date and the Anniversary Date. Thereafter, each Share Multiplier remains constant until adjusted for certain corporate events, option exercises and annual reconstitutions as described below.

The S&P 500 Index

The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 30, 2008, 422 companies or 84.2% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 78 companies or 15.8% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and no companies traded on the American Stock Exchange. As of June 30, 2008, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 73% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of June 30, 2008 indicated in parentheses: Consumer Discretionary (8.1%); Consumer Staples (10.8%); Energy (16.2%); Financials (14.3%); Health Care (11.9%); Industrials (11.1%); Information Technology (16.4%); Materials (3.8%); Telecommunication Services (3.3%); and Utilities (4.0%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

S&P License Agreement

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. S&P makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P 500 Index or any data included in the S&P 500 Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included in the S&P 500 Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between S&P and MLPF&S provides that the following language must be stated in this pricing supplement: “The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

Global Industry Classification Standard (“GICS”)

The Global Industry Classification Standard (“GICS”) was developed by Morgan Stanley Capital International Inc. and S&P and consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries. The GICS methodology assigns each company to a sub-industry, and to a corresponding industry, industry group and sector according to the definition of its principal business activity. The classification system is hierarchical, meaning that each sector will include one or more industry groups, each industry group will include one or more industries and each industry will contain one or more sub-industries. A company can only belong to one grouping at each of the four levels of the hierarchy. Only the broadest “sector” level of the hierarchy is considered in determining the Index.

Companies are generally classified in the sub-industry whose definition most closely describes the business activities that generate the majority of the company’s revenues. However, earnings and market perception are also considered important criteria for analysis. A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings. If a company cannot be so classified, the classification will be based on further analysis.

A company significantly diversified across three or more sectors, none of which contributes the majority of revenues or earnings, is classified either in the Industrial Conglomerate sub-industry (which is part of the Industrials sector) or the Multi-Sector Holdings sub-industry (which is part of the Financial sector). A new company issue will be classified based primarily on the description of the company’s activities and pro-forma results given in its prospectus. Although industry classifications are periodically reviewed when a new financial report becomes available or in the event of a significant corporate restructuring, temporary fluctuations in a company’s business activities will be disregarded in order to maintain a stable industry classification.

Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Buy-Write Index

In addition to the adjustments to the Share Multiplier related to Hypothetical Call Option exercise, the Share Multiplier for any U.S. Select Foreign Access 25 Stock and the Index will be adjusted as follows:

1.      If a U.S. Select Foreign Access 25 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that U.S. Select Foreign Access 25 Stock will be adjusted to equal the product of the number of shares of that U.S. Select Foreign Access 25 Stock issued with respect to one share of that U.S. Select Foreign Access 25 Stock and the prior multiplier.

2.      If a U.S. Select Foreign Access 25 Stock is subject to a stock dividend, issuance of additional shares of the U.S. Select Foreign Access 25 Stock, that is given equally to all holders of shares of the issuer of that U.S. Select Foreign Access 25 Stock, then once the dividend has become effective and that U.S. Select Foreign Access 25 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the former Share Multiplier plus the product of the number of shares of that U.S. Select Foreign Access 25 Stock issued with respect to one share of that U.S. Select Foreign Access 25 Stock and the prior multiplier.

3.      If a company included in the Index is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that U.S. Select Foreign Access 25 Stock will be removed from the Index. If a market price is available for that U.S. Select Foreign Access 25 Stock, the value of that U.S. Select Foreign Access 25 Stock will be determined at that time to be the last available market price for that U.S. Select Foreign Access 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weight of each remaining U.S. Select Foreign Access 25 Stock. If a market price is no longer available for a U.S. Select Foreign Access 25 Stock for whatever reason, including the U.S. Select Foreign Access 25 Stock being removed due to the liquidation of a company included in the Index or the subjection of a company included in the Index to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that U.S. Select Foreign Access 25 Stock will equal zero in connection with calculating the level of the Index for so long as no market price is available (or indefinitely in the case of the removal of the U.S. Select Foreign Access 25 Stock), and no attempt will be made to immediately find a replacement stock or increase the level of the Index to compensate for the deletion of that U.S. Select Foreign Access 25 Stock. If a U.S. Select Foreign Access 25 Stock has been removed from the Index or a market price is no longer available for a U.S. Select Foreign Access 25 Stock as described above, the level of the Index will be computed based on the remaining U.S. Select Foreign Access 25 Stocks for which market prices are available and no new stock will be added to the Index until the next Anniversary Date. As a result, there may be periods during which the Index contains fewer than twenty-five U.S. Select Foreign Access 25 Stocks.

4.      If a company included in the Index has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that U.S. Select Foreign Access 25 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that U.S. Select Foreign Access 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weighting of each remaining U.S. Select Foreign Access 25 Stock. At that time, no adjustment will be made to the Share Multiplier of the relevant U.S. Select Foreign Access 25 Stock.

5.      If a company included in the Index issues to all of its shareholders equity securities that are publicly traded of an issuer other than the company included in the Index, or a tracking stock is issued by a company included in the Index to all of its shareholders, then the new equity securities will be added to the Index as a new U.S. Select Foreign Access 25 Stock. The Share Multiplier for the new U.S. Select Foreign Access 25 Stock will equal the product of the then current Share Multiplier with respect to the U.S. Select Foreign Access 25 Stock for which the new U.S. Select Foreign Access 25 Stock is being issued (the “Original U.S. Select Foreign Access 25 Stock”) and the number of shares of the new U.S. Select Foreign Access 25 Stock issued with respect to one share of the Original U.S. Select Foreign Access 25 Stock. As a result, there may be periods during which the Index contains more than twenty-five U.S. Select Foreign Access 25 Stocks.

6.      If a U.S. Select Foreign Access 25 Stock represents a market capitalization of less than $50,000,000, that stock will be immediately removed from the Index. The value of that stock at the time of its removal from the Index will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock.

7.      If a Market Disruption Event occurs due to a suspension of or material limitation on trading of a particular U.S. Select Foreign Access 25 Stock and is continuing for more than 10 consecutive Business Days, the relevant stock will be immediately removed from the Index. The value of that stock at the time of its removal from the Index will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Annual Selection Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock.

8.      If the Calculation Agent holds more than 8% of the outstanding shares of any U.S. Select Foreign Access 25 Stock, the Share Multiplier for that stock will be adjusted such that the Calculations Agent’s holdings represent no more than 7.5% of the outstanding shares of that stock. This could have the effect of reducing the holdings of such affected Stock within the Index to zero. In such event, the value of that U.S. Select Foreign Access 25 Stock at the time of its removal from the Index will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock, provided that the Calculation Agent’s holding at the next Commencement Date does not represent more than 8% of the outstanding shares of the applicable Stock. As of July 29, 2008, the Calculation Agent did not hold more than 2% of the outstanding shares of any U.S. Select Foreign Access 25 Stock.

9.      In order to preserve the continuity of the level of the Index, if any Hypothetical Call Option has a value greater than zero at expiration, the Share Multiplier of the related stock in the Index will be reduced by an amount that, when multiplied by the closing price of the related stock on the last Business Day of the quarterly period, equals the value of the Hypothetical Call Option at expiration.

Except for 9 above, no adjustments of any Share Multiplier of a U.S. Select Foreign Access 25 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The Index Sponsor expects that no adjustments to the Share Multiplier of any U.S. Select Foreign Access 25 Stock or to the Index will be made other than those specified above; however, the Index Sponsor may at its discretion make adjustments to maintain the level of the Index if certain events would otherwise alter the level of the Index despite there being no change in the closing prices of the U.S. Select Foreign Access 25 Stocks.

Calculation of the Level of the U.S. Select Foreign Access 25 Buy-Write Index

The level of the Index will be calculated at the close of business on each Business Day by the Index Sponsor and published on Reuters page MEREDUS 12 (or any successor page for the purpose of displaying that value as identified by the Index Sponsor). The level of the Index will be set to 100.00 on the Pricing Date. The level of the Index on each Business Day will equal the sum of the values of the U.S. Select Foreign Access 25 Stocks and the Adjusted Quarterly Income, less the Current Option Value. The level of the Index on any day that is not a Business Day will equal the level of the Index on the previous Business Day as reduced by the pro rata portion of the Index Adjustment Factor for that day.

The value of a U.S. Select Foreign Access 25 Stock will be the closing price of that stock multiplied by the Share Multiplier. The “closing price” of a U.S. Select Foreign Access 25 Stock is determined as described under “—Hypothetical Call Options—Terms of Hypothetical Call Options” in this pricing supplement.

The “Adjusted Quarterly Income” for a given Quarterly Calculation Period will equal the sum of Quarterly Income from each U.S. Select Foreign Access 25 Stock during that Quarterly Calculation Period, minus the amount subtracted from the level of the Index due to the application of the Index Adjustment Factor during that Quarterly Calculation Period. The “Quarterly Income” of a U.S. Select Foreign Access 25 Stock for a given Quarterly Calculation Period will be the sum of (i) the cash dividends, if any, paid in respect of that stock during that Quarterly Calculation Period multiplied by the applicable Share Multiplier and (ii) the value of premiums, if any, in respect of the related Hypothetical Call Options multiplied by the applicable Share Multiplier.

“Current Option Value” is determined as described below under “Hypothetical Call Options—Valuation of Hypothetical Call Options” in this pricing supplement.

If any Hypothetical Call Option has a value greater than zero at expiration, the value of that Hypothetical Call Option will be removed from the level of the Index at the close of business on the day the Hypothetical Call Option expires. In order to preserve the continuity of the level of the Index following any removal, the contributing value of the related U.S. Select Foreign Access 25 Stock to the level of the Index will be reduced by an amount equal to the value of the Hypothetical Call Option at expiration. This reduction will be effected by decreasing the Share Multiplier of the related stock in the Index by an amount that, when multiplied by the closing price of the related stock on the last Business Day of the Quarterly Calculation Period, equals the value of the Hypothetical Call Option at expiration. The reduction of the Share Multiplier of an underlying stock under these circumstances will reduce the contributing value of the U.S. Select Foreign Access 25 Stock to the Index, and thus will have the effect of ensuring the continuity of the level of the Index. For more information on the reduction of Share Multipliers under these circumstances, see “—Determination of the U.S. Select Foreign Access 25 Stocks—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement.

The value of a cash dividend or distribution will be included in the Adjusted Quarterly Income at the close of business on the ex-dividend date for that dividend or distribution. The value of premiums in respect of Hypothetical Call Options will be included in the Adjusted Quarterly Income at the close of business on the day on which the Hypothetical Call Option is priced.

If the Adjusted Quarterly Income for a given Quarterly Calculation Period is greater than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income will be removed from the level of the Index effective as of the close of business on the related Quarterly Payment Determination Date and paid in cash on the third Banking Business Day following the applicable Commencement Date or the maturity date, as applicable. If the Adjusted Quarterly Income for a given Quarterly Calculation Period is less than zero on the related Quarterly Payment Determination Date, the Adjusted Quarterly Income (which will be negative) will be removed from the level of the Index, effective as of the close of business on the related Quarterly Payment Determination Date, which will increase the level of the Index by an amount equal to the absolute value of the Adjusted Quarterly Income. The Quarterly Income will be zero until Hypothetical Call Options are priced during the following Quarterly Calculation Period or until the next ex-dividend date for an underlying stock.

Hypothetical Call Options

Terms of Hypothetical Call Options

The Calculation Agent will price hypothetical cash-settled call options relating to shares of each of the U.S. Select Foreign Access 25 Stocks beginning on the Pricing Date with an expiration of the third Friday in December 2008, and thereafter on a quarterly basis for a three-month term. Hypothetical Call Options will be priced on the first Business Day of each Quarterly Calculation Period, provided that if a Market Disruption Event occurs on that day, the Calculation Agent will price Hypothetical Call Options on the next succeeding Business Day on which a Market Disruption Event has not occurred. The Hypothetical Call Options relating to a U.S. Select Foreign Access 25 Stock will correlate to the number of shares of that U.S. Select Foreign Access 25 Stock used to calculate the level of the Index on the day the options are priced.

Each Hypothetical Call Option will:

•	expire on the last day of the Quarterly Calculation Period;

•

be automatically settled on the last Business Day of the Quarterly Calculation Period if the closing price of the related U.S. Select Foreign Access 25 Stock on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 105% of the closing price of the applicable U.S. Select Foreign Access 25 Stock on the day the Hypothetical Call Option is priced.

The exercise price of each Hypothetical Call Option will be determined through the bidding process described below. Before seeking bids on the exercise price of a Hypothetical Call Option, the Calculation Agent will determine the option’s Targeted Quarterly Premium (as defined herein). The “Targeted Quarterly Premium” equals the adjusted annual target yield less the dividend yield as determined by the Calculation Agent on that U.S. Select Foreign Access 25 Stock on the first day of that Quarterly Calculation Period, multiplied by the closing price of that U.S. Select Foreign Access 25 Stock on the day the applicable Hypothetical Call Option is priced, divided by 4. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Index on the first day of each Quarterly Calculation Period by an amount intended to, but which may or may not, offset the level of the Index Adjustment Factor. The Hypothetical Call Options will have a minimum strike of 105% even in the event whereby doing so, the value of the premiums received in respect of the Hypothetical Call Options sold will be less than the Target Quarterly Premiums.

Once the Calculation Agent has determined the Targeted Quarterly Premium for a Hypothetical Call Option, it will seek exercise prices for that Hypothetical Call Option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the Hypothetical Call Option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this Hypothetical Call Option and the related Targeted Quarterly Premium will be included in the level of the Index at close of business on the day the Hypothetical Call Option is priced.

If the highest exercise price bid is less than 105% of the closing price of the related stock on the day the Hypothetical Call Option is priced, the Calculation Agent will set the exercise price of the Hypothetical Call Option at 105% of the closing price of the related stock on the day the Hypothetical Call Option is priced and will seek quotations for premiums for the Hypothetical Call Option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the Hypothetical Call Option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this Hypothetical Call Option and the related premium will be included in the level of the Index at the close of business on the day the Hypothetical Call Option is priced. Under these circumstances, the Quarterly Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 105% of the closing price of the related stock on the day the Hypothetical Call Option was priced, except to the extent that dividends on the U.S. Select Foreign Access 25 Stocks are higher than historical dividends by an amount sufficient to offset the difference between the actual Quarterly Income and the Quarterly Income that would have resulted if the premium in respect of each Hypothetical Call Option had been equal to its Target Quarterly Premium.

In seeking exercise prices or premiums from dealers in options in respect of Hypothetical Call Options relating to any of the U.S. Select Foreign Access 25 Stocks, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for Hypothetical Call Options stated above or that relates to a number of shares of the related U.S. Select Foreign Access 25 Stock that is different than the number of shares of that U.S. Select Foreign Access 25 Stock used to calculate the level of the Index with respect to the outstanding number of Notes at the close of business on the Business Day prior to the date on which the options are priced.

The closing price of any U.S. Select Foreign Access 25 Stock on any date will be (i) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (ii) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on that exchange is not obtainable (even if the common stock is listed or admitted to trading on that exchange), and the common stock is quoted on The Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on The Nasdaq National Market and (iii) if the common stock is not listed on a national securities exchange or quoted on The Nasdaq National Market on that date of determination, or if the last reported sale price on The Nasdaq National Market is not obtainable (even if the common stock is quoted on The Nasdaq National Market), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (i), (ii) or (iii) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the Calculation Agent as described below under “—Valuation of Hypothetical Call Options” in this pricing supplement, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the common stock obtained from as many dealers in that stock (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make bid prices available to the Calculation Agent. A security “quoted on The Nasdaq National Market” will include a security included for listing or quotation in any successor to that system and the term “OTC Bulletin Board” will include any successor to that service.

If during any Quarterly Calculation Period the Index Sponsor removes one of the U.S. Select Foreign Access 25 Stocks, all outstanding Hypothetical Call Options in respect of that U.S. Select Foreign Access 25 Stock will be treated as terminated at the close of business on the day on which the U.S. Select Foreign Access 25 Stock is removed. At that time, the value of the shares of the removed U.S. Select Foreign Access 25 Stock, less the value, if any, of the Hypothetical Call Options in respect of that U.S. Select Foreign Access 25 Stock, will be reallocated to hypothetical investments in shares (or fractional shares) of the remaining U.S. Select Foreign Access 25 Stocks on the next Commencement Date. The amount allocated to hypothetical investments in respect of each remaining U.S. Select Foreign Access 25 Stock will be in proportion to the percentage of the value of each remaining U.S. Select Foreign Access 25 Stock relative to the level of the Index (less the value of the removed U.S. Select Foreign Access 25 Stock) at the close of business on the Business Day immediately preceding the next Commencement Date. See “The U.S. Select Foreign Access 25 Buy-Write Index—Determination of the U.S. Select Foreign Access 25 Stocks—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Buy-Write Index” in this pricing supplement. The Calculation Agent will determine the terms of a new Hypothetical Call Option in respect of each additional share (or fractional share). The premium in respect of each additional Hypothetical Call Option will be included in the level of the Index at the close of business on the day the option is priced and will be included in the Adjusted Quarterly Income for that Quarterly Calculation Period.

The terms of the Hypothetical Call Options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting a U.S. Select Foreign Access 25 Stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split).

Valuation of Hypothetical Call Options

The “Current Option Value” is the sum of the mark-to-market value of each Hypothetical Call Option and will be determined by the Calculation Agent at the close of business on each Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing price of the related U.S. Select Foreign Access 25 Stock as of the time the Hypothetical Call Option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the Hypothetical Call Option;

•	the computed continuously compounded annualized current dividend yield on the related U.S. Select Foreign Access 25 Stock based on expected dividends;

•	the U.S. dollar interest rate as of the time the Hypothetical Call Option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related U.S. Select Foreign Access 25 Stock (determined by the Calculation Agent as described below).

At the time the Hypothetical Call Option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that Hypothetical Call Option. During the remaining term of the Hypothetical Call Option, the interest rate will equal the published interest rate for a term identical to the remaining term of the Hypothetical Call Option. If an interest rate for a term identical to the remaining term of the Hypothetical Call Option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the Hypothetical Call Option and the published rate for a longer term nearest to the term of the Hypothetical Call Option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a U.S. Select Foreign Access 25 Stock on which the option is priced will be calculated on any Business Day by dividing the ordinary dividend or dividends (as described above in “The U.S. Select Foreign Access 25 Buy-Write Index—Determination of the U.S. Select Foreign Access 25 Stocks” in this pricing supplement) historically paid by the issuer of that U.S. Select Foreign Access 25 Stock during the most recent period corresponding to the current Quarterly Calculation Period (or if the issuer of the U.S. Select Foreign Access 25 Stock has publicly disclosed that any dividend payable during the Quarterly Calculation Period in which the Hypothetical Call Option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by the issuer) by the closing price of that U.S. Select Foreign Access 25 Stock on the principal U.S. exchange or market on that day and annualizing (based on a 365-day year) the result to the end of that Quarterly Calculation Period. The annualized current dividend yield for any U.S. Select Foreign Access 25 Stock on which an option is priced will be zero:

•

for the remainder of each Quarterly Calculation Period following the ex-dividend date for that U.S. Select Foreign Access 25 Stock corresponding to the final ex-dividend date in the most recent period corresponding to the current Quarterly Calculation Period; and

•	in each Quarterly Calculation Period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually or otherwise),

in either case, unless and until the issuer of that U.S. Select Foreign Access 25 Stock publicly discloses a dividend payable during the remainder of that Quarterly Calculation Period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by the issuer.

The implied volatility of a Hypothetical Call Option on any Business Day is:

•	when hypothetically purchasing Hypothetical Call Options, the bid-side implied volatility;

•	when hypothetically selling Hypothetical Call Options, the ask-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and ask-side implied volatility)

of the relevant U.S. Select Foreign Access 25 Stock as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant U.S. Select Foreign Access 25 Stock as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a Hypothetical Call Option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant U.S. Select Foreign Access 25 Stock, the size of the open interest in call options with related exercise prices and maturities relating to that U.S. Select Foreign Access 25 Stock and the size of the bid-offer relative to the number of hypothetical options related to that U.S. Select Foreign Access 25 Stock to be priced on that day in respect of the Notes then outstanding) for the purpose of calculating the implied volatility of any Hypothetical Call Option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that Hypothetical Call Option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the Hypothetical Call Options for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the Hypothetical Call Options in consultation with ML&Co. No determination of the level of the Index will occur on any day the determination of the values of the Hypothetical Call Options is deferred by the Calculation Agent.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that the discussion below contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, entities that are classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. Further, it does not address the potential application of the U.S. federal branch profits tax to U.S. Holders (as defined herein) who are non-U.S. corporations. Neither ML&Co. nor Tax Counsel will attempt to ascertain whether any of the issuers of the stocks included in the Index are United States real property holding corporations (“USRPHCs”). If any of the issuers of the stocks included in the Index were to constitute USRPHCs, certain adverse U.S. federal income or withholding tax consequences could possibly result and prospective investors in the Notes should consult their own tax advisors in this regard. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a cash-settled financial contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for U.S. federal income tax purposes.

U.S. Holders—Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Quarterly payments.     There is no direct authority addressing the treatment of the quarterly payments under current law, and such treatment is unclear. Such quarterly payments will not constitute interest income for United States federal income tax purposes, but may, in whole or in part, constitute other periodic income payments to a U.S. Holder when received or accrued, in accordance with such U.S. Holder’s regular method of tax accounting. To the extent ML&Co. is required to file information returns with respect to the quarterly payments, it intends to report such payments as ordinary income to a U.S. Holder. U.S. Holders should consult their own tax advisors concerning the proper treatment of the quarterly payments, including the possibility that any such payments may be treated, in whole or in part, for U.S. federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate, rather than being includible in income as other periodic income on a current basis. As discussed below, the treatment of the quarterly payments could affect a U.S. Holder’s tax basis in the Notes and, thus, a U.S. Holder’s gain or loss realized upon the sale, exchange or other disposition of the Notes or on the maturity date.

Tax Basis.     A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note. Quarterly payments received by a U.S. Holder, but not includible in the U.S. Holder’s income, if any, should reduce the U.S. Holder’s tax basis in a Note.

Payment on the Maturity Date.     Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes.     Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on that sale or exchange and that U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the date of such sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income, gain or loss recognized with respect to the Notes would significantly differ from the timing and character of income, gain or loss described above. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or exchange of the Notes prior to the maturity date would generally be treated as ordinary income, and any loss would be generally treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

In addition to the potential applicability of the CPDI Regulations to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code should not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by that U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Notes should be required to accrue either ordinary income or capital gain (possibly in excess of any quarterly payments) on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date, upon receipt of any quarterly payments or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized and treated as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes that are generally exempt from U.S. federal income taxation should be aware that whether or not any income or gain realized with respect to a Note constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

ML&Co. will generally withhold tax at a 30% rate on quarterly payments paid on the Notes unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, quarterly payments that are effectively connected with a Non-

U.S. Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to the Non-U.S. Holder’s United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax.

Based on the characterization and tax treatment of each Note as a cash-settled financial contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment (other than a quarterly payment) made with respect to a Note on the maturity date or upon a sale or exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized on the maturity date or upon the sale or exchange of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale or exchange, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations and tax treatments of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments (in addition to the quarterly payments) with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

We and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many employee benefit plan subject to ERISA, as well as many individual retirement accounts and Keogh plans (collectively, “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. In addition, under ERISA and regulations promulgated thereunder, we could become a fiduciary of ERISA Plans that acquire the securities. Accordingly, the securities may not be purchased, held or disposed of by any Plan, any entity (including an insurance company general account) whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan. Each purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or Plan Asset Entity.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions and other violations of ERISA, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan or Plan Asset Entity consult with their counsel regarding the restrictions described above. Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate these restrictions.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.’s obligation to pay the Redemption Amount or Exchange Amount, as applicable. In connection with this arrangement, this subsidiary will pay MLPF&S $.05 per unit as part of its underwriting fee.

For clients holding Notes in a MLPF&S investment advisory fee-based program, the Notes are considered excluded assets for purposes of calculating asset-based fee in the service. Clients in such accounts will be subject to mark-ups and/or mark-downs as commission changes in secondary purchases and sales of the Notes.

In addition to the compensation paid at the time of the original sale of the Notes, MLPF&S will pay on an annual basis an additional 0.5% per unit as a trailing sales commission to its financial advisors whose clients purchased the Notes in the initial distribution and who continue to hold their Notes at the time of payment. Also, MLPF&S may from time to time pay such additional amounts to financial advisors whose clients purchased Notes in the secondary market and continue to hold those Notes.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate, First Republic Securities Company, LLC, acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this pricing supplement and related prospectuses for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three Business Days from the Pricing Date, purchasers who wish to trade Notes more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

EXPERTS

The consolidated financial statements incorporated by reference in this pricing supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and

Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Adjusted Quarterly Income	PS-5
Anniversary Date	PS-27
Annual Selection Date	PS-27
Banking Business Day	PS-15
Business Day	PS-14
Calculation Agent	PS-8
closing price	PS-4
Commencement Date	PS-15
consolidated volume	PS-26
Covered Call	PS-3
Current Option Value	PS-33
Ending Value	PS-5
Exchange Amount	PS-6
Exchange Date	PS-17
Exchange Notice Period	PS-16
Exchange Price	PS-16
foreign sales revenue	PS-26
Hypothetical Call Options	PS-4
Index	PS-1
Index Adjustment Factor	PS-3
Index Sponsor	PS-3
Market Disruption Event	PS-15
MLI	PS-8
Notes	PS-1
Original U.S. Select Foreign Access 25 Stock	PS-30
Pricing Date	PS-3
Quarterly Income	PS-5
Quarterly Payment Determination Date	PS-15
Redemption Amount	PS-5
Starting Value	PS-5
successor index	PS-25
Targeted Quarterly Premium	PS-32
total sales revenue	PS-26
Valuation Date	PS-5

                     Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Quarterly Income Strategic Return Notes®

Linked to the U.S. Select Foreign Access 25 Buy-Write Index

due September     , 2013

(the “Notes”)

$10.00 original public offering price per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

September     , 2008

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.